As filed with the Securities and Exchange Commission on November 20, 2006

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INFORMATION ANALYSIS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Virginia	54-1167364
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11240 Waples Mill Road, Suite 201

Fairfax, Virginia 22030

(Address of Principal Executive Offices) (Zip Code)

INFORMATION ANALYSIS INCORPORATED 2006 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Richard DeRose

Executive Vice President and Chief Financial Officer

Information Analysis Incorporated

11240 Waples Mill Road, Suite 201

Fairfax, Virginia 22030

(Name and Address of Agent For Service)

(703) 383-3000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $.01 par value	950,000 shares	(2)	$0.40	(3)	$380,000	(3)	$40.66

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Represents shares issuable upon the exercise of stock options, stock appreciation rights, restricted and deferred stock, dividend equivalents, bonus stock or other stock-based awards granted or to be granted under the Information Analysis Incorporated 2006 Stock Incentive Plan.
(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock quoted on the Over-the-Counter Bulletin Board on November 17, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.

The documents containing the information for the Information Analysis Incorporation 2006 Stock Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows the Company to “incorporate by reference” the information the Company files with it, which means the Company can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that the Company files with the Commission automatically updates and supersedes more dated information. The Company has previously filed the following documents with the Commission and is incorporating them by reference into this prospectus:

•	The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed on March 31, 2006;

•	Quarterly Reports on Form 10-QSB for the quarterly period ended March 31, 2006, filed on May 15, 2006, for the quarterly period ended June 30, 2006, filed on August 9, 2006, and for the quarterly period ended September 30, 2006, filed on November 13, 2006;

•	The Current Reports on Form 8-K filed on March 31, 2006, May 16, 2006, August 8, 2006, and November 13, 2006;

•	The description of the Company’s common stock, $0.01 par value per share, contained in the Registration Statement on Form 10SB, dated April 21, 1997, as amended on April 22, 1997, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment that indicates all the shares of the common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing of those documents. The information contained in any such documents will automatically update and supercede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Greenberg Traurig, LLP has provided the Company with an opinion relating to the legality of the common stock being offered by this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Company’s amended and restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s amended Annual Report on Form 10-KSB for the year ended December 31, 1996.

4.2	Articles of Amendment to the Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1997.

4.3	Amended Bylaws of the Company, incorporated by reference to the Registrant’s Form S-18 dated November 20, 1986.

4.4	Description of the Company’s common stock, $0.01 par value per share, contained in the Registration Statement on Form 10SB, dated April 21, 1997, as amended on April 22, 1997.

4.5	Information Analysis Incorporated 2006 Stock Incentive Plan, incorporated by reference to Appendix A of the definitive proxy statement on Schedule 14A filed on April 19, 2006.

5.1	Opinion of Greenberg Traurig, LLP regarding legality (filed herewith).

23.1	Consent of Reznick Group, P.C. (filed herewith).

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5 hereto).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Virginia, on this 20th day of November, 2006.

INFORMATION ANALYSIS INCORPORATED

By:	/s/ Sandor Rosenberg
Sandor Rosenberg
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of November 16, 2006 in the capacities indicated.

Each person whose signature appears below constitutes and appoints Sandor Rosenberg or Richard S. DeRose his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments and documents related thereto, and to file the same and any and all exhibits, financial statements and schedules related thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agent, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all things that said attorneys-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do and seek to be done by virtue hereof.

Signature	Title

/s/ Sandor Rosenberg Sandor Rosenberg	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 20, 2006

/s/ Richard S. DeRose Richard S. DeRose	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	November 20, 2006

/s/ Charles A. May Charles A. May	Director	November 20, 2006

/s/ Bonnie K. Wachtel Bonnie K. Wachtel	Director	November 20, 2006

/s/ James D. Wester James D. Wester	Director	November 20, 2006

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s amended Annual Report on Form 10-KSB for the year ended December 31, 1996.

4.2	Articles of Amendment to the Articles of Incorporation of the Company, , incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1997.

4.3	Amended Bylaws of the Company, incorporated by reference to the Registrant’s Form S-18 dated November 20, 1986.

4.4	Description of the Company’s common stock, $0.01 par value per share, contained in the Registration Statement on Form 10SB, dated April 21, 1997, as amended on April 22, 1997.

4.5	Information Analysis Incorporated 2006 Stock Incentive Plan, incorporated by reference to Appendix A of the definitive proxy statement on Schedule 14A filed on April 19, 2006.

5.1	Opinion of Greenberg Traurig, LLP regarding legality (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5 hereto).